Free Writing Prospectus filed Pursuant to 433
                                                 Registration No. 333-146993-01



From:  [Personal Information Redacted]
Sent:  Thursday, December 13, 2007 3:49 PM
Subject:  BSCMS 2007-PWR18 **PRICING DETAILS**


** BSCMS 2007-PWR18 ** $2.5Bn Fixed Rate CMBS

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: S&P, Fitch, DBRS

Structure:


CL   SIZE($MM) S&P/FIT/DBRS   A/L    PX LEV  COUPON YIELD   PRICE     CUSIP
A1    77.4     AAA/AAA/AAA    3.39   S+105   5.044  5.218   99.49752  07401DAA9
A2   291.9     AAA/AAA/AAA    4.95   S+115   5.613  5.512  100.54906  07401DAB7
A3   269.7     AAA/AAA/AAA           *** NOT OFFERED ***
AAB  131.9     AAA/AAA/AAA    7.47   S+125   5.931  5.883  100.54904  07401DAD3
A4   710.0     AAA/AAA/AAA    9.66   S+87    5.700  5.671  100.54803  07401DBC4
A1A  272.4     AAA/AAA/AAA           *** NOT OFFERED ***
AM   211.6     AAA/AAA/AAA    9.83   S+125   6.084  6.063  100.54666  07401DAF8
AMA   38.9     AAA/AAA/AAA           *** NOT OFFERED ***
AJ   182.5     AAA/AAA/AAA    9.87   S+190   6.414  6.716   97.64426  07401DAH4
AJA   33.6     AAA/AAA/AAA           *** NOT OFFERED ***
*B    25.0     AA+/AA+/AA(H)  9.87   S+245   6.414  7.266   93.91505  07401DAL5
*C    25.0     AA/AA/AA       9.87   S+270   6.414  7.516   92.28004  07401DAM3
*D    18.8     AA-/AA-/AA(L)  9.87   S+300   6.414  7.816   90.36583  07401DAN1
*E    25.0     A+/A+/A(H)     9.94   S+360   6.414  8.420   86.59958  07401DAP6
*F    18.8     A/A/A          9.96   S+400   6.414  8.821   84.22879  07401DAQ4


* Subject to rule 144A
** Notional Balance

- Settlement: December 27

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by
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This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

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an offer to buy these securities in any state where such offer,
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